Immediate Release
Contact: Ken Lamb 248.754.0884

BORGWARNER EXPECTS $2.9 BILLION OF NET NEW BUSINESS
FOR 2014 THROUGH 2016

Auburn Hills, Michigan, November 5, 2013 - BorgWarner Inc. (NYSE: BWA) today announced $2.9 billion of expected net new powertrain business for 2014 through 2016, up 26% from the previous three-year net new business. Demand for the company’s advanced powertrain technologies, such as gasoline and diesel turbochargers, all-wheel drive systems, engine timing systems including variable cam timing devices, and emissions products, is expected to continue to drive strong growth.
BorgWarner is a leading provider of highly engineered engine and drivetrain components and systems that help improve fuel efficiency, emissions and vehicle performance. The company’s new business is sourced around the globe and includes programs with nearly every major automaker in the world.
“Improving fuel economy, lowering emissions and enhancing the driving experience are increasingly important strategic initiatives for automakers around the world,” said James R. Verrier, President and Chief Executive Officer. “BorgWarner is uniquely positioned among vehicle suppliers to deliver powertrain technologies that help automakers meet these objectives. We believe our fuel-efficient technologies will be in high demand as the industry continues to implement advanced powertrain strategies.”
Of the total new business, approximately 80% is anticipated from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems including variable cam timing devices and thermal systems. The remaining approximate 20% is expected from drivetrain-related products including all-wheel drive systems and the company’s fuel-efficient DualTronic® transmission technology and its traditional automatic transmission products.
“We have outpaced the growth of the industry by developing fuel-efficient technologies that meet the needs of the global market,” Verrier continued. “We expect this trend to continue. The European market accounts for approximately 27% of our expected new business compared with 30% in the previous three-year net new business. Europe remains an important growth market for our company, however the adoption of our advanced powertrain technology in other parts of the world is expected to outpace Europe over the next few years. New business sales in Asia are expected to account for about 47% of the total by the end of the period. Approximately 32% of our expected new business is in China as our sales to the world’s fastest growing market continue to accelerate. The top twenty-five customers of our three-year net new business include eight Chinese domestic original equipment manufacturers (“OEMs”). Approximately 26% of the anticipated new business over the three years is in the Americas; this includes 19% with the North American domestic OEMs compared with 11% in the previous three-year net new business.”
“Tightening emissions standards and a sharpened focus on fuel economy in the commercial vehicle market is expected to provide additional growth for BorgWarner. The top twenty-five customers of our three-year net new business include five commercial vehicle OEMs. Approximately 13% of the expected new business is related to the commercial vehicle market.”
Turbochargers account for about 50% of the company’s net new business, with growth in the commercial vehicle, diesel passenger car and gasoline passenger car markets. Turbocharging is a key strategy employed by vehicle manufacturers to address the issues of fuel efficiency and emissions reduction while maintaining vehicle performance. Turbochargers produced for light and commercial vehicle OEMs is expected to grow nearly 50% over the next five years, from approximately 31 million units produced in 2013 to approximately 46 million in 2018.
Another 7% of the new business is tied to the company’s dual-clutch technology. The technology provides the fuel-efficiency and fun-to-drive characteristics of a manual transmission with the convenience and smooth shifting of an automatic. The number of dual-clutch transmissions produced is expected to more than double over the next five years to over 9 million units by 2018.
The company’s forecast for the U.S. Dollar to Euro exchange rate for new business over the three-year period is $1.31, up from $1.25 for its previous three-year net new business. However, the company expects most other foreign currencies to be weaker for new business over the three-year period compared with the previous three-year net new business, which more than offsets the anticipated impact of a stronger Euro.
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 56 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.